Exhibit 10.15(ix)

AMENDMENT EIGHT TO THE
1995 KEY EMPLOYEES’ STOCK OPTION PLAN OF DUKE REALTY
INVESTMENTS, INC.

This Amendment Eight to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc., as amended (“Plan”), is hereby adopted this 26th day of January, 2005, but effective as of the date specified below, by Duke Realty Corporation (the “Company”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Company, formerly known as Duke Realty Investments, Inc., adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 4.1 of the Plan, the Board of Directors of Duke Realty Corporation has the right to amend the Plan with respect to certain matters; and

WHEREAS, the Board has approved and authorized this Amendment Eight to the Plan, subject to approval of the same by the shareholders of the Company;

NOW, THEREFORE, pursuant to the authority reserved to the Board under Section 4.1 of the Plan, the Plan is hereby amended, effective as of the date this amendment shall be approved by the shareholders of the Company, in the following particulars:

1.  By substituting the following for Section 4.2(a) of the Plan:

“4.2(a) Substitution of Stock and Assumption of Plan.  In the event of any change in the common stock of the Company through stock dividends, split-ups, recapitalizations, reclassifications, conversions, or otherwise, including a change in the value of the common stock due to an extraordinary cash dividend, or in the event that other stock shall be converted into or substituted for the present common stock of the Company as the result of any merger, consolidation, reorganization or similar transaction which results in a Change in Control of the Company, then the Committee may make appropriate adjustment or substitution in the aggregate number, price, and kind of shares available under the Plan and in the number, price and kind of shares covered under any options granted or to be granted under the Plan.  The Committee’s determination in this respect shall be final and conclusive.  Provided, however, that the Company shall not, and shall not permit its Subsidiaries to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Company unless and until the person or persons or the entity or entities acquiring or succeeding to the assets or capital stock of the Company or any of its Subsidiaries as a result of such transaction or transactions agrees to be bound by the terms of the

Plan so far as it pertains to options theretofore granted but unexercised and agrees to assume and perform the obligations of the Company hereunder.  Notwithstanding the foregoing provisions of this subsection (a), without the consent of the optionee, no adjustment shall be made which would cause an ISO to fail to qualify as an ISO.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Corporation, by a duly authorized officer, has executed this Amendment Eight to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc., as amended, this 26th day of January, 2005, but effective as of the date specified herein.

DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak, President and Chief
Executive Officer